Shepherd’s Finance, LLC Reports Second Quarter 2019 Results

JACKSONVILLE, FL – August 26, 2019 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the quarter and six months ended June 30, 2019.

2019 Financial Highlights to Date

●	Loan Growth – Loans receivable, net increased approximately $3.9 million, or 8.4%, to approximately $50.4 million as of June 30, 2019, compared to approximately $46.5 million as of December 31, 2018.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $0.5 million, or 27.5%, to approximately $2.5 million, and approximately $1.3 million, or 34.6%, to approximately $4.9 million for the quarter and six months ended June 30, 2019, respectively, compared to the same periods of 2018. The growth resulted from an increase in loan balances and an increase in interest rates from 2% to 3% starting with new loans created in the third quarter of 2018.

●	Earnings Loss – Net income decreased approximately $0.1 million, or 63.3%, to $0.1 million, and approximately $0.1 million, or 13.1%, to $0.4 million for the quarter and six months ended June 30, 2019, respectively, compared to the same periods of 2018. The decrease in net income was mainly due to an increase in loss and impairment of foreclosure of approximately $0.1 million and $0.2 million for the quarter and six months ended June 30, 2019, respectively, compared to the same periods of 2018, which was offset by a gain on foreclosure of approximately $0.1 million for both the quarter and six months ended June 30, 2019.

The Chief Executive Officer of Shepherd’s, Daniel M. Wallach, commented: “Through the end of April 2019 we had experienced a great deal of growth in new loan balances; however, we lowered originations in May and June of 2019 to ensure we had ample liquidity to cover our unfunded commitments. In addition, we also focused on our nonperforming loan and foreclosed asset balances.” Mr. Wallach continued to state, “During August 2019, we significantly decreased our foreclosed assets which will negatively impact our net income results, for the third quarter of 2019. We expect to reduce our nonperforming loan and foreclosed asset balances during the remainder of the third and fourth quarters of 2019.”

Results of Operations

●	Net interest income after loan loss provision decreased approximately $0.1 million, or 6.7%, to $0.8 million and increased approximately $0.2 million, or 12.8%, to approximately $1.9 million for the quarter and six months ended June 30, 2019, respectively, compared to the same periods of 2018. The decrease for the quarter ended June 30, 2019 was primarily from the sale of an impaired asset which resulted in a loss of approximately $0.1 million. The increase in the six months ended June 30, 2019 was primarily due to higher weighted average outstanding loan balances of $52.3 million for the six months ended June 30, 2019 compared to $40.1 million for the six months ended June 30, 2018, which was partially offset by a loss of interest income and default rate interest due to an increase in foreclosed assets.

●	Non-interest income increased approximately $0.1 million for both the quarter and six months ended June 30, 2019 compared to the same periods of 2018. The increase resulted from the reclassification of two foreclosed assets from loans receivables, net to foreclosed asset during the quarter ended June 30, 2019.

●	Non-interest expense increased approximately $0.2 million, or 24.7%, to approximately $0.8 million and approximately $0.4 million, or 31.4%, to approximately $1.6 million for the quarter and six months ended June 30, 2019, respectively, compared to the same periods of 2018. The increase in non-interest expense related primarily to an increase in loss and impairment of foreclosed assets of approximately $0.1 million and $0.2 million for the quarter and six months ended June 30, 2019, respectively, compared to the same periods of 2018.

Balance Sheet Management

●	The Company had approximately $2.2 million in cash as of June 30, 2019, compared to approximately $1.4 million as of December 31, 2018.

●	Loans receivable, net totaled approximately $50.4 million as of June 30, 2019, compared to approximately $46.5 million as of December 31, 2018. As of June 30, 2019, loans receivable, net included approximately $1.7 million of impaired loans compared to approximately $2.5 million as of December 31, 2018. As of June 30, 2019. the Company had a total of eight impaired loans, consisting of commercial loans from two separate borrowers.

●	Foreclosed assets totaled approximately $8.0 million as of June 30, 2019, compared to approximately $6.0 million as of December 31, 2018. The increase was primarily due to the reclassification of 19 loans from loan receivables, net to foreclosed assets for approximately $1.7 million. Additions for construction and development of foreclosed assets were approximately $0.5 million as of June 30, 2019 compared to approximately $4.7 million as of December 31, 2018, which was offset by loss and impairment of foreclosed assets of approximately $0.3 million as of June 30, 2019 compared to a loss and impairment of foreclosed assets of approximately $0.5 million as of December 31, 2018.

●	Notes payable unsecured, net totaled approximately $23.6 million as of June 30, 2019, compared to approximately $22.6 million as of December 31, 2018. A significant portion of the Company’s notes payable unsecured, net was from the Company’s public notes offerings, constituting approximately $18.8 million and $17.1 million as of June 30, 2019 and December 31, 2018, respectively. The Company expects its notes payable unsecured balance to increase as it continues to raise funds in its public notes offering.

●	Notes payable secured, net totaled approximately $28.7 million as of June 30, 2019, compared to approximately $23.3 million as of December 31, 2018. The increase primarily resulted from an increase in the balances on the Company’s loan purchase and sale agreements of approximately $5.2 million as of June 30, 2019 compared to the year ended December 31, 2018.

●	Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of June 21, 2019:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	9.00%	9.38%	9.38%
24 Months	11.00%	11.57%	24.48%
36 Months	11.00%	11.57%	38.89%
48 Months	11.00%	11.57%	54.96%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 9.00%, we take .09/12 which is 0.0075 plus 1 which is 1.0075, and then multiply 1.0075 by itself 11 more times which yields 1.0938, then subtracting off the 1, leaving 0.0938, and finally converting to a percentage, which gives us an Annual Effective Yield of 9.38%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 11.00%, we take .11/12 which is .00917 plus 1 which is 1.00917, and then multiply 1.00917 by itself 47 more times which yields 1.5496, then subtracting off the 1, leaving 0.5496, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 54.96%.

Notable Third Quarter 2019 Events to Date

●	On August 1, 2019, the Company sold one foreclosed asset for $4.8 million with a principal balance of $4.8 million which resulted in a loss of approximately $0.3 million.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of June 30, 2019, Shepherd’s Finance, LLC had approximately $50.4 million in loan assets with 255 construction and development loans in 20 states with 67 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

(in thousands of dollars)	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$2,153	$1,401
Accrued interest receivable	809	568
Loans receivable, net	50,377	46,490
Foreclosed assets	7,964	5,973
Premises and equipment	1,006	1,051
Other assets	399	327
Total assets	$62,708	$55,810
Liabilities and Members’ Capital
Customer interest escrow	$1,109	$939
Accounts payable and accrued expenses	412	724
Accrued interest payable	2,269	2,140
Notes payable secured, net of deferred financing costs	28,690	23,258
Notes payable unsecured, net of deferred financing costs	23,635	22,635
Due to preferred equity member	34	32
Total liabilities	$56,149	$49,728

Commitments and Contingencies (Note 9)

Redeemable Preferred Equity
Series C preferred equity	$2,715	$2,385

Members’ Capital
Series B preferred equity	1,420	1,320
Class A common equity	2,424	2,377
Members’ capital	$3,844	$3,697

Total liabilities, redeemable preferred equity and members’ capital	$62,708	$55,810

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Six Months ended June 30, 2019 and 2018

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands of dollars)	2019	2018	2019	2018
Interest Income
Interest and fee income on loans	$2,454	$1,925	$4,886	$3,632
Interest expense:
Interest related to secured borrowings	769	517	1,450	928
Interest related to unsecured borrowings	716	513	1,341	963
Interest expense	1,485	1,030	2,791	1,891

Net interest income	969	895	2,095	1,741
Less: Loan loss provision	151	19	198	59

Net interest income after loan loss provision	818	876	1,897	1,682

Non-Interest Income
Gain on foreclosure of assets	95	–	95	–

Total non-interest income	95	–	95	–

Income	913	876	1,992	1,682

Non-Interest Expense
Selling, general and administrative	620	571	1,244	1,068
Depreciation and amortization	22	21	45	38
Loss on foreclosure of assets	169	–	169	–
Impairment loss on foreclosed assets	27	80	107	85

Total non-interest expense	838	672	1,565	1,191

Net Income	$75	$204	$427	$491

Earned distribution to preferred equity holders	110	67	215	130

Net income attributable to common equity holders	$(35)	$137	$212	$361

Catherine Loftin

Shepherd's Finance, LLC

13241 Bartram Park Blvd, STE 2401 | Jacksonville, FL, 32258

Direct (904) 518-3422 | Office (302) 752-2688

catherineloftin@shepherdsfinance.com | www.shepherdsfinance.com